Exhibit (b)(1)

SUNTRUST BANK

SUNTRUST ROBINSON HUMPHREY, INC.

303 Peachtree Street

Atlanta, Georgia 30308

CONFIDENTIAL

April 29, 2013

ACP Tower Holdings, LLC

c/o Avista Capital Partners

65 East 55th Street

18th Floor

New York, New York 10022

Attention:

Project Tower
Commitment Letter

Ladies and Gentlemen:

You have advised SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey (“STRH” and, together with SunTrust, “we” and “us” or the “Commitment Parties”) that a newly created entity (“Newco” or “you”), formed at the direction of Avista Capital Partners and its affiliates (collectively, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Tower” (the “Company”).  You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.                                    Commitments.

In connection with the Transactions, SunTrust (together with any other initial lender that becomes a party hereto, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of each of the Credit Facilities (and hereby commits to provide the same percentage of any increase or differing amounts required as a result of the exercise of any applicable “flex” provisions of the fee letter dated the date hereof by and among you and us (the “Fee Letter”)), subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein).

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2.                                    Titles and Roles.

It is agreed that (i) STRH will act as one of up to two joint lead arrangers and joint bookrunners for each of the Credit Facilities (collectively, the “Lead Arrangers”), (ii) SunTrust will act as administrative agent and collateral agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Facilities and (iii) SunTrust will act as administrative agent (in such capacity, the “Second Lien Administrative Agent” and, collectively with the First Lien Administrative Agent, the “Administrative Agents”) for the Second Lien Term Facility.  It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the First Lien Term Facility, STRH shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (ii) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Second Lien Term Facility, STRH shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that (i) within ten (10) business days following the date hereof, you may appoint up to one additional joint lead arranger for the Credit Facilities (which joint lead arranger (or its affiliate) shall assume a pro rata portion of the commitments in respect of each of the Credit Facilities) and award such joint lead arranger additional agent, co-agent or bookrunner titles in a manner and with economics (which shall not be in a greater proportion than such additional joint lead arranger’s (or its affiliate’s) commitments in respect of the Credit Facilities) determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents or bookrunners or confer other titles in respect of the Credit Facilities, the commitments of SunTrust in respect of the Credit Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, (ii) no such additional lead arranger, agent, co-agent or bookrunner will receive fees hereunder or under the Fee Letter except to the extent of its commitment (at the same percentage of its commitment as the Lead Arrangers), (iii) the Lead Arrangers shall have not less than 90% of the total economics for the Credit Facilities on the Closing Date and (iv) upon the execution by any other lead arranger, agent, co-agent or bookrunner (and any relevant affiliate) of customary joinder documentation, each such financial institution (and any relevant affiliate) shall thereafter constitute a “Commitment Party” and “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder).

3.                                    Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and, in the case of the Revolving Facility, you (your

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consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and competitors of the Company and its subsidiaries that have been specified to us by you in writing prior to the date hereof (“Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) except as expressly provided in Section 2, no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.  The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of the date upon which a Successful Syndication (as defined in the Fee Letter) has been completed and the day that is 60 days following the Closing Date (such earlier date, the “Syndication Date”), you agree to use commercially reasonable efforts to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and, in the case of the Revolving Facility, you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation and delivery of the Information Materials (as defined below) to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of syndication of the Credit Facilities, ratings for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of Newco after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of

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meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meetings), (f) your using commercially reasonable efforts to provide prior to the launch of syndication of the Credit Facilities, customary pro forma projections of the Borrower for twelve consecutive fiscal quarters commencing the second quarter of 2013 and for each fiscal year thereafter during the term of the Credit Facilities (the “Projections”), (g) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than any indebtedness of the Company or any of its subsidiaries permitted to be incurred pursuant to the Merger Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Credit Facilities and (h) your agreement to cooperate with the Lead Arrangers to prepare and deliver substantially final drafts of the Credit Facilities Documentation (as defined below) at least five business days prior to the Closing Date.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Company or your or its respective affiliates; provided that, at the request of the Lead Arrangers, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda (the “Information Memorandum”) to be used in connection with the syndication of the Credit Facilities (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, your affiliates, the Company or your or its respective securities and who may be engaged in investment and other market related activities with respect to you, the Company or your or its respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).  You will be solely responsible for the contents of the Information Materials

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and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, the Company or any of your or its respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Memorandum that authorize the distribution thereof to prospective Lenders, including a customary “10b-5” representation with respect to the information set forth therein, represent that the additional version of the Information Memorandum does not include any MNPI and exculpate you, the Sponsor, the Investors, the Company and us with respect to any liability related to the use of the contents of the Information Memorandum or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders:  (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Credit Facilities Documentation (as defined below).  If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.                                    Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and

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(b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances.  In arranging and syndicating the Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5.                                    Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”).  Once paid, such fees shall not be refundable except as otherwise agreed in writing.

6.                                    Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in this Section 6, (b) the applicable conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto (limited on the Closing Date as indicated therein) and (c) the conditions set forth in Exhibit C hereto (limited on the Closing Date as indicated therein, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Credit Facilities shall occur.

The commitments of the Initial Lenders hereunder are also subject to the execution and delivery of definitive documentation (which shall initially be drafted by counsel to the Lead Arrangers), including closing certificates (including a solvency certificate substantially in the form of Exhibit D hereto attesting to the solvency on the Closing Date of the Borrower and its subsidiaries on a consolidated basis, evidences of authority, charter documents, and officers’ incumbency certificates) and customary legal opinions with respect to the Credit Facilities (the “Credit Facilities Documentation”), in each case consistent with the Commitment Letter (including the Certain Funds Provisions and the Documentation Principles); provided, that notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter,

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the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations made with respect to the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Newco or you have the right to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Credit Facilities Documentation and (ii) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and the conditions set forth in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each of its direct wholly-owned domestic restricted subsidiaries (to the extent required to be delivered and so long as such securities are certificated and (other than with respect to the equity interests of the Company) if pledged to the Company’s existing financing source, such certificates are obtained from such financing source on or prior to the Closing Date) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agents and the Borrower acting reasonably.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Facilities Documentation relating to corporate existence of Holdings, the Borrower and the Guarantors, as applicable; power and authority, due authorization, execution and delivery and enforceability, no conflicts with charter documents, in each case, related to, the entering into and performance of the Credit Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations (solely to the extent it would be unlawful for the Lenders to extend the Credit Facilities); Patriot Act and OFAC; the Investment Company Act; and, subject to permitted liens and the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B).  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.                                    Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet),

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the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheet, the Fee Letter or the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Company or any of your or its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Credit Facilities) unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith and (c) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (the foregoing clauses (b) and (c),

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collectively, the “Expenses”).  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Sponsor, the Company, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8.                                    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information

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obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or

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respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.                                    Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for Newco and the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders and flex terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not

12

prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, (h) to ratings agencies in connection with obtaining credit ratings for Newco and the Credit Facilities or (i) for purposes of establishing a “due diligence” defense in any legal proceeding.  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder; provided that, in any event, the provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

10.                            Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, on or after the Closing Date, to the Borrower, the Company or another domestic entity, so long as such entity is newly formed and is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of

13

the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (i) the determination of the accuracy of any Specified Merger Agreement Representation, (ii) the interpretation of whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a valid and binding and enforceable agreement with respect to the subject matter contained herein (it being acknowledged and agreed that the commitment provided hereunder is subject to applicable conditions precedent, as set forth herein) and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation as soon as reasonably practicable for the purpose of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM

14

BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.  You hereby acknowledge and agree that we shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable and including, without limitation, the alternate transaction fee and break-up fee provisions contained in the Fee Letter), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 hereof, shall remain in full force and effect regardless of whether Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Closing Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, in each case to the extent covered thereby, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with

15

respect to all of the Credit Facilities hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 6:00 p.m., New York City time, on April 30, 2013.  The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on July 28, 2013; provided that, in the event the Outside Date (as defined in the Merger Agreement) is automatically extended pursuant to Section 2.01(e) of the Merger Agreement, July 28, 2013 shall automatically be extended to September 26, 2013 (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

SUNTRUST BANK

By	/s/ Mark Kelley
Name: Mark Kelley
Title: Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ Christophe Strauven
Name: Christophe Strauven
Title: Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

ACP TOWER HOLDINGS, LLC

By	/s/ Robert Girardi
	Name:	Robert Girardi
	Title:	Vice President

[Signature Page to Commitment Letter]

EXHIBIT A

Project Tower
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Avista Capital Partners and its affiliates (collectively, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor that are reasonably acceptable to the Lead Arrangers (including members of the Company’s management and/or the Company’s founders) (collectively with the Sponsor, the “Investors”), intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us as “Tower”, (the “Company”) pursuant to the Merger Agreement (as defined below); provided that, on the Closing Date, after giving effect to the transactions contemplated hereby, the Sponsor shall own at least a majority of the voting and economic interests of Holdings (as defined below).

In connection with the foregoing, it is intended that:

a)            The Investors will establish ACP Tower Holdings, LLC, a newly formed Delaware limited liability company (“Holdings”) and ACP Tower Merger Sub, Inc., a newly formed Delaware corporation that is a wholly owned direct subsidiary of Holdings (“Newco”).

b)           The Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Newco (with all contributions to Holdings and Newco to be in the form of common and/or preferred equity; provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Lead Arrangers) in an aggregate amount equal to, when combined with the fair market value of all capital contributions and investments by management and existing equity holders of the Company rolled over (which rolled over equity shall not exceed $10,000,000) or invested in connection with the Transactions (as defined below), at least 45.0% of the total pro forma debt and equity capitalization of Newco and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)            Pursuant to the agreement and plan of merger, dated April 29, 2013 (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Merger Agreement”), entered into with the Company, a newly formed, wholly-owned direct or indirect subsidiary of Newco (“Merger Sub”) will acquire all of the issued and outstanding equity interests of the Company (the “Acquisition”) through a merger transaction in accordance with the terms of the Merger Agreement and will merge with and into the Company, with the Company as the surviving entity.

d)          Newco will obtain the senior secured credit facilities described in Exhibit B to the Commitment Letter, which will include (i) a senior secured first lien term loan facility in an aggregate principal amount of $90 million, (ii) a senior secured second lien term loan facility in an aggregate principal amount of $35 million and (iii) a senior secured revolving credit facility in an aggregate principal amount equal to $20 million.

e)            All of the existing third party indebtedness for borrowed money of the Company and its subsidiaries (which shall exclude intercompany indebtedness, existing capital leases and letters of credit, indebtedness permitted to exist under the Merger Agreement and certain limited indebtedness that the Initial Lenders and you agree may remain outstanding after the Closing Date) will be refinanced or repaid (the “Refinancing”).

f)             The proceeds of the Equity Contribution and the Credit Facilities and cash on hand, if any, of the Company on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A- 2

EXHIBIT B

Project Tower
$110 First Lien Facilities
$35 Second Lien Term Facility
Summary of Principal Terms and Conditions1

Borrower:	ACP Tower Merger Sub, Inc. (the “Borrower”); provided that the Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned domestic subsidiaries as co-borrowers.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agents and Collateral Agents:

SunTrust Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Disqualified Lender) with respect to the First Lien Facilities (together with the Initial Lenders, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

SunTrust Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “Second Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Disqualified Lender) with respect to the Second Lien Term Facility (together with the Initial Lenders, the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:

SunTrust Robinson Humphrey, Inc. will act as one of up to two joint lead arrangers and joint bookrunners for the Credit Facilities (collectively, the “Lead Arrangers”), and will perform the duties customarily associated with such role.

1                                           All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Credit Facilities:	(A)

A senior secured first lien term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $90 million (the loans thereunder, the “First Lien Term Loans”).  The First Lien Term Loans will be offered with 100 basis points of original issue discount (“OID”) or upfront fees on the amount thereof.

(B)

A senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”) in an aggregate principal amount of $35 million (the loans thereunder, the “Second Lien Term Loans”).  The Second Lien Term Loans will be offered with 150 basis points of OID or upfront fees on the amount thereof.

(C)

A senior secured revolving credit facility (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”; the First Lien Facilities, together with the Second Lien Term Facility, the “Credit Facilities”) in an aggregate principal amount equal to $20 million.  Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the First Lien Term Loans and the Second Lien Term Loans, the “Loans”.  The Revolving Facility will be offered with 50 basis points of upfront fees on the commitments on the Closing Date.

Swingline Loans:

In connection with the Revolving Facility, the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed.  Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving

Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Revolving Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments.  In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting Revolving Lenders.

Incremental First Lien Facilities:

The First Lien Facilities will permit the Borrower to add one or more incremental term loan facilities to the First Lien Term Facility (each, an “Incremental First Lien Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase” and, together with the Incremental First Lien Term Facilities, the “Incremental First Lien Facilities”) in an aggregate amount of up to $25 million minus the aggregate principal amount of any Incremental Second Lien Term Facilities (as defined below) incurred on or prior to the date thereof plus unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental First Lien Facility (assuming the full amount thereof is drawn) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (but excluding the cash proceeds of any Incremental First Lien Facilities), the First Lien Net Leverage Ratio (as defined below) does not exceed 4.00 to 1.00, subject solely to the following terms and conditions: (i) the Incremental First Lien Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Facilities, (ii) the representations and warranties in the First Lien Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental First Lien Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental First Lien Facility are being used to finance an acquisition, (iii) no existing First Lien Lender will be required to participate in any such Incremental First Lien Facility without its consent, (iv) no default or event of default under the First Lien Facilities would exist after giving effect thereto, subject to customary “Sungard” limitations to the extent the proceeds of any Incremental First Lien Facility are being used to finance an acquisition, (v) the Borrower shall be in pro forma compliance with the financial covenants after giving effect to such Incremental First Lien Facility (and assuming any Incremental Revolving Increase is fully drawn), (vi) the maturity date of any such Incremental First Lien Term Facility shall be no earlier than the maturity date of the First Lien Term Facility and the weighted average life of such Incremental First Lien Term Facility shall be not shorter than the then remaining weighted average life of the First Lien Term Facility, (vii) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility, (viii) the interest rate margins and (subject to clauses (vi) and (vii), as appropriate) amortization schedule applicable to any Incremental First Lien Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the event that the interest rate margins for any Incremental First Lien Term Facility are higher than the interest rate margins for the First Lien Term by more than (in either case) 50 basis points, then the interest rate margins for the First Lien Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental First Lien Term Facility minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Incremental First Lien Term Facility and the First Lien Term Loans, (w) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the First Lien Term Loans or to one or more arrangers (or their affiliates) of any Incremental First Lien Term Facility shall be excluded, (x) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) if the Incremental First Lien Facilities include an interest rate floor greater than the applicable interest rate floor under the existing First Lien Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing First Lien Facilities shall be required, but only to the extent an increase in the interest rate floor in the existing First Lien Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing First Lien Facilities shall be increased to the extent of such differential between interest rate floors and (z) in the case of debt incurred in connection with a Permitted Acquisition secured by liens ranking pari passu to the liens on the Collateral securing the obligations of the Borrower under the First Lien Facilities, for purposes of calculating the MFN Adjustments (if any), such debt, if it is fixed rate debt, shall be swapped to a floating rate on a customary matched maturity basis as is reasonably acceptable to the First Lien Administrative Agent (all adjustments made pursuant to this clause (viii), the “First Lien MFN Adjustments”), (ix) any Incremental First Lien Term Facility, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the First Lien Term Facility, (x) any Incremental First Lien Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the First Lien Term Facility (except to the extent permitted by clause (vi) or (viii) above), they shall be reasonably satisfactory to the First Lien Administrative Agent; provided, further, that if Incremental First Lien Facilities contain any financial maintenance covenants, such covenants shall not be tighter (or in addition to) than those contained in the First Lien Facilities at such time and (x) each Incremental First Lien Facility shall be in such minimum amounts and subject to such notice provisions and other mechanics to be agreed.

“First Lien Net Leverage Ratio” shall be defined as the ratio of (a) Consolidated Total Debt (to be defined consistent with Sponsor Precedent, but in any case to be net of up to $5 million of the Borrower’s and its restricted subsidiaries’ unrestricted cash and cash equivalents) other than junior lien and unsecured debt, as of the last day of such test period to (b) Consolidated EBITDA for such test period.

“Consolidated EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within six fiscal quarters after the date any such transaction is consummated; provided that such amount, when aggregated with the aggregate amount of all adjustments added pursuant to (f) below, shall not exceed 15% of Consolidated EBITDA in any 4-quarter period (calculated before giving effect to this add-back and clause (f)), (e) costs and expenses related to being a public reporting company, (f) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable; provided that such amount, when aggregated with the aggregate amount of all adjustments added pursuant to (d) above, shall not exceed 15% of Consolidated EBITDA in any 4-quarter period (calculated before giving effect to this add-back and clause (d)) and (g) adjustments and add backs reflected in both (i) the Sponsor Model and (ii) the management presentation and confidential information memorandum provided by the Borrower.

Incremental Second Lien Facilities:

The Second Lien Facilities will permit the Borrower to add one or more incremental term loan facilities to the Second Lien Term Facility (each, an “Incremental Second Lien Term Facility” and, together with the Incremental First Lien Term Facilities, the “Incremental Term Facilities”; the Incremental First Lien Facilities and the Incremental Second Lien Term Facilities, collectively the “Incremental Facilities”) in an aggregate amount of up to $10 million minus the aggregate principal amount of any Incremental First Lien Facilities incurred on or prior to the date thereof plus unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Second Lien Term Facility (assuming the full amount thereof is drawn) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (but excluding the cash proceeds therefrom) the Total Senior Secured Net Leverage Ratio (as defined below) does not exceed 5.50 to 1.00, subject solely to the following terms and conditions: (i) the Incremental Second Lien Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Second Lien Term Facility, (ii) the representations and warranties in the Second Lien Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental Second Lien Term Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Second Lien Term Facility are being used to finance an acquisition, (iii) no existing Second Lien Lender will be required to participate in any such Incremental Second Lien Term Facility without its consent, (iv) no default or event of default under the Second Lien Facilities would exist after giving effect thereto, subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Second Lien Term Facility are being used to finance an acquisition, (v) the Borrower shall be in pro forma compliance with the financial covenants after giving effect to the Incremental Second Lien Term Facility, (vi) the maturity date of any such Incremental Second Lien Term Facility shall be no earlier than the maturity date of the Second Lien Term Facility and the weighted average life of such Incremental Second Lien Term Facility shall be not shorter than the then remaining weighted average life of the Second Lien Term Facility, (vii) the interest rate margins and (subject to clause (v)) amortization schedule applicable to any Incremental Second Lien Term Facility shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Second Lien Term Facility are higher than the interest rate margins for the Second Lien Term Loans by more than 50 basis points, then the interest rate margins for the Second Lien Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Second Lien Term Facility minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Incremental Second Lien Term Facility and the Second Lien Term Loans, (w) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Second Lien Term Loans or to one or more arrangers (or their affiliates) of any Incremental Second Lien Term Facility shall be excluded, (x) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity), (y) if the Incremental Second Lien Term Facilities include an interest rate floor greater than the applicable interest rate floor under the existing Second Lien Term Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Second Lien Term Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Second

Lien Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Second Lien Term Facility shall be increased to the extent of such differential between interest rate floors, (viii) any Incremental Second Lien Term Facility, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Second Lien Term Facility and (z) in the case of debt incurred in connection with a Permitted Acquisition secured by liens ranking pari passu to the liens on the Collateral securing the obligations of the Borrower under the Second Lien Term Facility, for purposes of calculating the MFN Adjustments (if any), such debt, if it is fixed rate debt, shall be swapped to a floating rate on a customary matched maturity basis as is reasonably acceptable to the First Lien Administrative Agent (all adjustments made pursuant to this clause (viii), the “Second Lien MFN Adjustments”), (ix) any Incremental Second Lien Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Second Lien Term Facility (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Second Lien Administrative Agent; provided, further, that if an Incremental Second Lien Term Facility contains any financial maintenance covenants, such covenants shall not be tighter (or in addition to) than those contained in the Second Lien Term Facility at such time and (x) each Incremental Second Lien Term Facility shall be in such minimum amounts and subject to such notice provisions and other mechanics to be agreed.

“Total Senior Secured Net Leverage Ratio” means the ratio of (a) Consolidated Total Debt, net of up to $5 million of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries, other than unsecured debt, as of the last day of such test period to (b) Consolidated EBITDA for such test period.

First Lien Refinancing Facilities:

The First Lien Facilities Documentation will permit the Borrower to refinance loans under the First Lien Term Facility (or any Incremental First Lien Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with (x) one or more new term facilities (each, a “First Lien Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the First Lien Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “First Lien Refinancing Facilities”), respectively, under the First Lien Facilities Documentation with the consent of the Borrower and the institutions providing such First Lien Refinancing Term Facility or Refinancing Revolving Facility or (y) in the case of loans under the First Lien Term Facility or any Incremental First Lien Term Facility, (1) with one or more series of senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the First Lien Facilities, or (2) one or more series of senior unsecured notes or loans, senior subordinated notes or loans, or subordinated notes or loans (and such notes or loans incurred under clauses (1) or (2), “First Lien Refinancing Notes” and, together with the First Lien Refinancing Facilities, the “Refinancing First Lien Debt”), subject solely to the following terms and conditions: (i) any First Lien Refinancing Facility or First Lien Refinancing Notes shall not be in a principal amount that exceeds the amount of loans and commitments so refinanced, plus fees, expenses and premiums payable in connection therewith, (ii) customary intercreditor agreements reasonably satisfactory to the First Lien Administrative Agent are entered into, (iii) any First Lien Refinancing Term Facility or First Lien Refinancing Notes does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First Lien Term Facility or Incremental First Lien Term Facility, as applicable, being refinanced (and any such Refinancing First Lien Debt that is unsecured or subordinated or junior in right of lien to the First Lien Facilities shall not mature prior to the date that is 91 days after the latest maturity date in respect of the First Lien Facilities at the time of issuance or incurrence of such refinancing indebtedness), (iv) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (v) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any First Lien Refinancing Facility or First Lien Refinancing Notes unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower Obligations, (vi) the other terms and conditions of such First Lien Refinancing Term Facility, Refinancing Revolving Facility or First Lien Refinancing Notes (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance and to the extent such terms and documentation are not consistent with the First Lien Term Facility, Incremental First Lien Term Facility or the Revolving Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date then in effect under the First Lien Facilities at the time of such refinancing and to the extent permitted above), such terms and documentation shall be less favorable to the investors providing such First Lien Refinancing Facility or First Lien Refinancing Notes or such documentation shall be reasonably satisfactory to the First Lien Administrative Agent (provided that if any such First Lien Refinancing Term Facility, Refinancing Revolving Facility or First Lien Refinancing Notes contains any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in the First Lien Facilities Documentation), (vii) any mandatory prepayments of any First Lien Refinancing Notes that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are made, to the extent required under the First Lien Term Facility or any Refinancing First Lien Debt that is secured on a pari passu first lien basis, first pro rata to the First Lien Term Facility and any such Refinancing First Lien Debt that is secured on such pari passu first lien basis, and (viii) delivery of customary certificates and information to be agreed.

Second Lien Refinancing Facilities:

The Second Lien Facilities Documentation will permit the Borrower to refinance loans under the Second Lien Term Facility (or any Incremental Second Lien Term Facility) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Second Lien Refinancing Term Facility”) under the Second Lien Facilities Documentation with the consent of the Borrower and the institutions providing such Second Lien Refinancing Term Facility, (y) with one or more series of senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Second Lien Facilities, or (z) one or more series of senior unsecured notes or loans, senior subordinated notes or loans, or subordinated notes or loans (and such notes or loans incurred under clauses (y) or (z), “Second Lien Refinancing Notes” and, together with the Refinancing Second Lien Term Facility, the “Refinancing Second Lien Debt”), subject solely to the following terms and conditions: (i) any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes shall not be in a principal amount that exceeds the amount of loans and commitments so refinanced, plus fees, expenses and premiums payable in connection therewith, (ii) customary intercreditor agreements reasonably satisfactory to the Second Lien Administrative Agent are entered into, (iii) any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes does not mature prior to the maturity date of loans under the Second Lien Term Facility being refinanced and shall not be subject to amortization (and any such Refinancing Second Lien Debt that is unsecured or subordinated or junior in right of lien to the Second Lien Term Facility shall not mature prior to the date that is 91 days after the latest maturity date in respect of the Second Lien Term Facility at the time of issuance or incurrence of such refinancing indebtedness), (iv) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower Obligations, (v) the other terms and conditions of such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance and to the extent such terms and documentation are not consistent with the Second Lien Term Facility or Incremental Second Lien Term Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date then in effect under the Second Lien Term Facility at the time of such refinancing and to the extent permitted above), such terms and documentation shall be no less favorable to the investors providing such Second Lien Refinancing Facility or Second Lien Refinancing Notes or such documentation shall be reasonably satisfactory to the Second Lien Administrative Agent (provided that if any such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes contains any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in the Second Lien Facilities Documentation), (vii) any mandatory prepayments of any Refinancing Second Lien Debt that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are made, to the extent required under the Second Lien Term Facility or any Refinancing Second Lien Debt that is secured on a pari passu basis with the Second Lien Term Facility, first pro rata to the Second Lien Term Facility and any such Refinancing Second Lien Debt that is secured on such pari passu basis with the Second Lien Term Facility, and (vi) delivery of customary certificates and information to be agreed.

Purpose:	(A)

The proceeds of borrowings under the First Lien Term Facility and the Second Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility, the proceeds from the Equity Contribution, and cash on hand, if any, at the Company, solely to pay the Acquisition Costs.

(B)

The letters of credit and proceeds of Revolving Loans (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and to finance a portion of the Acquisition Costs.

Availability:	(A)

The First Lien Term Facility and the Second Lien Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility and the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

(B)

The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date to finance any amount of OID or upfront fees imposed pursuant to the flex provisions of the Fee Letter. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available at the Company or its subsidiaries as of the Closing Date. Otherwise, subject to the terms of the First Lien Facilities Documentation, letters of credit and Revolving Loans will be available at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:

$5 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit.  Letters of credit under the Revolving Facility will be issued by the First Lien Administrative Agent and/or other Revolving Lenders reasonably acceptable to the Borrower and the First Lien Administrative Agent (each an “Issuing Bank”).  Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank).  The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank.  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments.  In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	(A)	First Lien Term Facility

The First Lien Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount of the First Lien Term Facility, with the balance payable on the maturity date thereof.  The First Lien Term Facility will mature on the date that is six years after the Closing Date; provided that the First Lien Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding First Lien Term Loans upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under a tranche of First Lien Term Loans that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

	(B)	Second Lien Term Facility

The Second Lien Term Facility will be payable in full on the maturity date thereof.  The Second Lien Term Facility will mature on the date that is seven years after the Closing Date; provided that the Second Lien Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Second Lien Term Loans upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under a tranche of Second Lien Term Loans that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

	(C)	Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the First Lien Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under a tranche of Revolving Commitments that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Credit Facilities and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a First Lien Lender, the First Lien Administrative Agent or any affiliate of a First Lien Lender or the First Lien Administrative Agent (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower, other than any domestic subsidiary of a direct or indirect foreign subsidiary (the

“Guarantors”), provided that Guarantors shall not include, (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would result in material adverse tax consequences, would expose the officers, directors or shareholders of such subsidiary to individual liability or would result in corporate benefit, financial assistance or similar issues, in each case as determined by the Borrower, in consultation with the First Lien Administrative Agent, (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, and (f) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a restricted subsidiary) from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agents reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Intercreditor Agreement (as defined below) and the Certain Funds Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected first priority (in the case of the First Lien Facilities, the Guarantees in respect thereof and the Hedging/Cash Management Arrangements) or second priority (in the case of the Second Lien Term Facility and the Guarantees in respect thereof) pledge of (i) the equity interests of the Borrower and (ii) the equity interests each subsidiary directly held by the Borrower or any Guarantor and (b) perfected first priority (in the case of the First Lien Facilities, the Guarantees in respect thereof and the Hedging/Cash Management Arrangements) or second priority (in the case of the Second Lien Term Facility and the Guarantees in respect thereof) security interests in, and mortgages on, substantially all tangible and intangible personal property and fee-owned real property of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed or that is located in a jurisdiction other than the United States (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, (iii) pledges and security interests prohibited by applicable law, rule or regulation or agreements with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest unless such consent, approval, license or authorization has been received; (iv) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Credit Facilities Documentation, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower, a Guarantor or any of their respective subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (v) any assets to the extent a security interest in such assets would result in material adverse tax consequences as determined by the Borrower, in consultation with (but without the consent of) the First

Lien Administrative Agent, it being understood that no more than 65% of the equity interest of any foreign subsidiary owned directly by the Borrower or a subsidiary Guarantor shall be included in the Collateral, (vi) those assets as to which the First Lien Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (viii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (viii) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the First Lien Administrative Agent or the Second Lien Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than through (a) filings pursuant to the Uniform Commercial Code in the office of the secretary of state or the relevant State(s) and filing in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged property, (b) filings in the United States government offices with respect to intellectual property as expressly required in the Credit Facilities Documentation, (c) mortgages in respect of fee-owned real property with a value in excess of an amount to be agreed or (d) delivery to the First Lien Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the Credit Facilities Documentation, (ii) to enter into any deposit account control agreement, securities account control agreement or other control agreement with respect to any deposit account, securities account or other asset requiring perfection through control agreements (other than customary issuer acknowledgement control agreements to the extent necessary to perfect a pledge of uncertificated equity interests of any subsidiary directly by the Borrower or any Guarantor), or (iii) to take any action (other than the actions listed in clause (i)(a) and (c) above) with respect to any assets located outside of the United States.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions to be set forth in the Credit Facilities Documentation).

The liens on the Collateral securing the First Lien Facilities will be senior in priority to the liens on the Collateral securing the Second Lien Term Facility and any permitted refinancings thereof.  The priority of the security interests and related creditor rights between the First Lien Facilities and the Second Lien Term Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions to be mutually agreed, but in any event to include (subject to customary qualifications), among other things, that (i) the First Lien Lenders and any other holders of a first lien on the Collateral (“Senior Lienholders”) will have an absolute block on the ability of the Second Lien Lenders to exercise lien-related remedies for a period of time to be agreed upon, (ii) the Second Lien Lenders will not object to the amount of the Senior Lienholders’ claims, (iii) the Second Lien Lenders will not object to certain “debtor-in-possession” financings consented to by the First Lien Administrative Agent and (iv) the Second Lien Lenders will not object to the Senior Lienholders’ adequate protection.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid with:

a)

commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined consistent with Sponsor Precedent and modified as reasonably agreed solely (1) to more accurately reflect the business and financial accounting of the Borrower and (2) to clarify or address technical clarifications) if the Total Net Leverage Ratio (to be defined, but in any case to be net of up to $5 million of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) is greater than or equal to 4.50 to 1.00, 25% of Excess Cash Flow if the Total Net Leverage Ratio is greater than or equal to 3.50 to 1.00 but less than 4.50 to 1.00 and 0% of Excess Cash Flow if the Total Net Leverage Ratio is less than 3.50 to 1.00; provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facilities and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of indebtedness or from any Specified Equity Contribution, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

b)

100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Holdings, the Borrower and their restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) subject to exceptions to be agreed and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested in the business (other than working capital, except for short term capital assets), including in permitted acquisitions or capital expenditures (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter; and

c)

100% of the net cash proceeds of issuances of debt obligations of Holdings, the Borrower and their restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation but including Refinancing First Lien Debt).

Mandatory prepayments (other than from proceeds of any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes, which shall at all times be applied to repay Second Lien Term Loans) shall be applied, without premium or penalty except as noted below under “Prepayment Premium”, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis to the First Lien Term Facility and any Incremental First Lien Term Facility under the First Lien Facilities Documentation and to scheduled amortization payments thereof in direct order of maturity for the next 8 scheduled quarterly payments and pro rata thereafter.  When there are no longer outstanding loans under the First Lien Term Facility or any Incremental First Lien Term Facility, mandatory prepayments will be applied first, to prepay outstanding loans under the Revolving Facility and second, if an event of default has occurred and is continuing, to cash collateralize outstanding letters of credit, in each case with no corresponding permanent reductions of commitments under the Revolving Facility.  The Second Lien Term Facility will not receive any mandatory prepayment until the First Lien Facilities are terminated, all amounts thereunder are repaid and all Letters of Credit have been cash collateralized on terms reasonably acceptable to the Issuing Bank.

Any Lender under the Term Facilities may elect not to accept its pro rata portion of any mandatory prepayment under clause (a) or (b) above (each a “Declining Lender”).  Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Credit Facilities Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law; provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in material adverse tax consequences; provided that, if not previously repatriated and applied to such prepayment within 12 months, an amount equal to the affected portion of Excess Cash Flow or asset sale proceeds (less the amount of additional taxes that would have been payable or reserved against if such amount had been repatriated) shall be applied to prepay the Credit Facilities in the order set forth above or to other local indebtedness of restricted subsidiaries organized in the relevant jurisdiction.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty (except as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Except as noted below under “Prepayment Premium”, all voluntary prepayments of the Term Facilities and any Incremental Term Facilities will be applied to the remaining amortization payments under the Term Facilities or such Incremental Term Facility, as applicable, and may be applied to any of the Term Facilities or any Incremental Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Prepayment Premium:

All voluntary prepayments of First Lien Term Loans and mandatory prepayments of First Lien Term Loans with the proceeds of debt in connection with any Repricing Transaction (as defined below) shall be accompanied by a premium (expressed as a percentage of the principal amount of such First Lien Term Loans to be prepaid) equal to (a) on or prior to the six month anniversary of the Closing Date, 1.0% and (b) thereafter, 0%.  A “Repricing Transaction” means the prepayment or refinancing of all or a portion of the First Lien Term Loans with the incurrence by the Borrower or any of its subsidiaries of any indebtedness that has the result of reducing the effective interest cost or weighted average yield (as reasonably determined by the First Lien Administrative Agent consistent with generally accepted financial practice but in any event utilizing the MFN Adjustments) to less than the interest rate for or weighted average yield (as determined by the First Lien

Administrative Agent on the same basis) of the First Lien Term Loans, including without limitation, as may be effected through any amendment to the First Lien Term Facility Documentation relating to the interest rate for the First Lien Term Loans, but which, for the avoidance of doubt, does not include any prepayment or refinancing in connection with a change of control (to be defined in a manner substantially identical to the Sponsor Precedent) or any refinancing that involves an upsizing in connection with an acquisition; provided that such acquisition shall not be for an aggregate purchase price that is less than an amount to be agreed.

In the event all or any portion of the Second Lien Term Facility is voluntarily repaid (or prepaid from the proceeds of any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes), in each case prior to the third anniversary of the Closing Date, such repayments shall be made at (i) 103% of the amount repaid if such repayment occurs prior to the first anniversary of the Closing Date, (ii) 102% of the amount repaid if such repayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) 101% of the amount repaid if such repayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date.  For the avoidance of doubt, the premiums payable pursuant to the preceding sentence shall not be payable upon an acceleration of the loans under the Second Lien Credit Facility as a result of the exercise of remedies by the Second Lien Administrative Agent and the Second Lien Lenders.

Documentation:	The First Lien Facilities and the Second Lien Term Facility shall be documented pursuant to separate credit agreements, guarantees and collateral documentation.

The Credit Facilities Documentation for the First Lien Facilities (the “First Lien Facilities Documentation”) will based on Sponsor Precedent and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet.

As used in this Term Sheet, “Sponsor Precedent” shall mean documentation and definitions, as applicable, substantially identical to the Credit Agreement, dated as of November 5, 2010, by and among Armored Auto Group Intermediate Inc. (f/k/a Viking Intermediate Inc.), Viking Acquisition Inc., the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto (the “Precedent Credit Agreement”), and related guarantee agreements, security agreements and intellectual property security agreements executed and/or delivered in connection with the Precedent Credit Agreement, with (i) changes and modifications that (x) reflect the terms of this Term Sheet, (y) as are necessary to take into account the specific nature of the business of the Borrower (including as to operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, practices and the Borrower’s proposed business plan) or (z) cure mistakes or defects and (ii) such other modifications as are reasonably deemed necessary by the First Lien Administrative Agent (in consultation with the Borrower), in light of then prevailing market conditions, if necessary to effect a Successful Syndication of the First Lien Term Facility negotiated in good faith, and not in contravention of anything specifically set forth in this Term Sheet (collectively, the “First Lien Documentation Principles”).

The Credit Facilities Documentation for the Second Lien Term Facility (the “Second Lien Facilities Documentation”) will based on the First Lien Facilities Documentation provided that, certain of the baskets in the negative covenants and certain of the events of default in the Second Lien Facilities Documentation shall be set with a cushion of at least 20% (e.g. a covenant level of 5.00 to 1.00 in the First Lien Facilities shall be a covenant level of 6.00 to 1.00 in the Second Lien Term Facility) to the corresponding financial covenant levels, dollar baskets and thresholds for the same negative covenants and events of default under the First Lien Facilities (the “Second Lien Documentation Principles” and together with the First Lien Documentation Principles, the “Documentation Principles”).

Representations and Warranties:

Limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries only): organizational status and good standing; power and authority, qualification, execution, delivery and enforceability of the Credit Facilities Documentation; with respect to the Credit Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; governmental approvals with respect to the Credit Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical and pro forma financial statements; no material adverse change; taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation priority and perfection of liens and other security interests; consolidated solvency of Holdings and its subsidiaries; and status of the Credit Facilities as senior debt and designated senior debt, subject (to the extent applicable), in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facilities Documentation consistent with the Documentation Principles.

Conditions to Initial Borrowing:

The availability of the initial borrowing and other extensions of credit under the Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Section 6 to the Commitment Letter, the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:

The making of each extension of credit under the Credit Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), customary “Sungard” limitations to the extent such extension of credit are the proceeds of an Incremental First Lien Facility or Incremental Second Lien Facility and are being used to finance an acquisition.

Affirmative Covenants:

Limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries only):  delivery of annual audited and quarterly unaudited financial statements (with customary quarterly MD&A narratives and extended time periods to be agreed for delivery of the first annual and the quarterly financial statements to be delivered with respect to the first three fiscal quarters after the Closing Date, as applicable), annual budgets in form customarily prepared by the Borrower, officers certificates and other information reasonably requested by the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); notices of defaults, litigation; ERISA events and material adverse change; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence and corporate franchises, rights, licenses and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental, OFAC, FCPA and PATRIOT Act); transactions with affiliates (which shall permit transactions and payments contemplated by and pursuant to a services agreement, management agreement or similar agreement entered into among any of the Borrower, Holdings and other affiliated entities); additional Guarantors and Collateral (subject to limitations set forth above); use of commercially reasonable efforts to maintain a public corporate credit rating with respect to the Borrower from each of S&P and Moody’s and a public rating of the Credit Facilities by each of S&P and Moody’s (which, in each case, shall not include a requirement to maintain a specific rating); use of proceeds; annual lender calls; changes in line of business and limitation on activities of Holdings; and further assurances on collateral and guaranty matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Facilities Documentation consistent with the Documentation Principles.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, in the case of the passive holding company covenant set forth below, Holdings) limitations on:

	a)	the incurrence of debt, with exceptions including the ability to incur indebtedness on the terms set forth in the sections entitled “Junior Debt” and “Permitted Acquisitions” hereof;

b)

liens, with exceptions including the ability to incur additional liens on the terms set forth (i) in the sections entitled “Junior Debt” and “Permitted Acquisitions” hereof, (ii) under “Incremental First Lien Facilities” above and (iii) under “Incremental Second Lien Facilities” above;

	c)	fundamental changes;

d)

asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the section entitled “Asset Sales” hereof);

	e)	investments, and acquisitions (which shall be permitted on the terms set forth in the section entitled “Permitted Acquisitions” hereof);

f)

dividends or distributions on, or redemptions of, the Borrower’s equity interests (which shall include customary exceptions for distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees (such advisory fees not to exceed an aggregate amount of $500,000 per annum), taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries);

g)

in the case of the First Lien Facilities, prepayments, purchases or redemptions of the Second Lien Term Facility and, in the case of the Credit Facilities, Junior Debt (as defined below) incurred pursuant to prong (b) under the Section entitled “Junior Debt” (collectively, a “Junior

Financing”); provided that both immediately prior to, and immediately following any such prepayment, purchase or redemption, the sum of outstanding revolving loans, swing line loans and letters of credit shall not exceed 50% of the aggregate of the revolving commitments, or amendments of any Junior Financing documentation in a manner material and adverse to the First Lien Lenders or the Second Lien Lenders, as applicable;

h)	negative pledge clauses;

i)	restrictions on the ability of subsidiaries to pay dividends or make distributions;

j)	amendments to organizational documents;

k)	changes in fiscal year;

l)	transactions with affiliates; and

m)	passive holding company covenant with respect to Holdings.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Credit Facilities Documentation consistent with “Documentation” above (including an available basket amount (the “Available Amount”) (to be based on Excess Cash Flow not required to be applied to the prepayment of the Credit Facilities and to include a “starter” basket of $7.5 million) that may be used for investments, restricted payments and, in the case of the First Lien Facilities, the prepayment or redemption of a Junior Financing, subject solely to (i) the absence of any continuing event of default, (ii) in the case of investments, at the time of such investment, and after giving effect thereto and to the incurrence of any indebtedness in connection therewith, compliance by the Borrower, on a pro forma basis, with the financial maintenance covenants referred to under “Financial Maintenance Covenant” below as of the end of the most recent test period (assuming, for this purpose, that such financial maintenance covenants was applicable for such test period), (iii) in the case of restricted payments, at the time of such restricted payment and after giving pro forma effect thereto and to the incurrence of any indebtedness in connection therewith, the Total Net Leverage Ratio as of the end of the most recent test period, on a pro forma basis, being no more than 5.50 to 1.00 and (iv) in the case of investments, restricted payments or prepayments or redemptions of a Junior Financing, as applicable, in excess of $7,500,000, delivery by the Borrower to the First Lien Administrative Agent or the Second Lien Administrative, as the case may be, of a certificate of a responsible officer, together with all relevant financial information reasonably requested by the First Lien Administrative Agent or the Second Lien Administrative, as the case may be, demonstrating the calculation of the Available Amount).

Junior Debt:

The Borrower or any restricted subsidiary will be permitted to incur additional unsecured or second lien or junior lien indebtedness (any such indebtedness, “Junior Debt”) in the sum of (a) $10 million plus (b) unlimited additional Junior Debt subject to pro forma compliance with a Total Net Leverage Ratio of the lesser of (x) 6.50:1.00 and (y) 0.50:1.00 less than the amount required for compliance with the Total Net Leverage Ratio financial covenant then in effect; provided, that (1) any such Junior Debt does not mature prior to the date that is 91 days after the maturity date of the Second Lien Term Loans or have a weighted average life less than the weighted average life of the Second Lien Term Loans plus 91 days, (2) any such Junior Debt does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in the First Lien Term Facility, (3) the other terms and conditions of such Junior Debt (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance, and if any such Junior Debt contains any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in the Credit Facilities Documentation), (4) if such Junior Debt is incurred by a non-Guarantor subsidiary, the aggregate amount of such Junior Debt at any time outstanding shall not exceed a cap to be agreed and (5) to the extent such indebtedness is secured, the Total Senior Secured Net Leverage Ratio on a pro forma basis for the most recently ended test period for which financial statements have been delivered shall not exceed 5.50 to 1.00.

Asset Sales:

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course asset sales in an aggregate amount up to 25% of the Borrower’s consolidated total assets so long as (a) such asset sales are for fair market value as reasonably determined by the Borrower or the applicable restricted subsidiary in good faith based on sales of similar assets, (b) at least 75% of the consideration for dispositions or sales in excess of an amount to be agreed is in the form of cash or cash equivalents and (c) the proceeds of such asset sales are subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Permitted Acquisitions:	The Borrower or any restricted subsidiary will be permitted to:

a)

make acquisitions (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) there is no default or event of default after giving pro forma effect to such acquisition, (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (iii) solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agents, and (iv) acquisitions of entities that do not become guarantors or by non-guarantors will be limited to an aggregate amount not to exceed a dollar amount to be agreed; and

b)

incur and/or assume indebtedness in connection with such Permitted Acquisitions, subject solely to the following terms and conditions: (i) before and after giving effect thereto, no default or event of default has occurred and is continuing, (ii) if such indebtedness is incurred by a non-Guarantor subsidiary, the aggregate amount of such indebtedness at any time outstanding shall not exceed a cap to be agreed, (iii) if such indebtedness is assumed, such indebtedness shall not have been incurred in contemplation of such

Permitted Acquisition, (iv) if such indebtedness is incurred, (A) the Total Net Leverage Ratio would be, on a pro forma basis after giving effect to the incurrence of such indebtedness and such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of the applicable reference period, no greater than the Total Net Leverage Ratio covenant for the most recently ended test period for which financial statements have been delivered and (B) none of Holding’s restricted subsidiaries is a guarantor with respect to any such indebtedness unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently with the incurrence or issuance, as applicable, of such indebtedness, guaranteed the Borrower Obligations, and (v) if such indebtedness is secured (A) the Total Senior Secured Net Leverage Ratio on a pro forma basis for the most recently ended test period for which financial statements have been delivered shall not exceed 5.50 to 1.00 and (B) to the extent such liens are on Collateral securing the Borrower Obligations (1) the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the First Lien Administrative Agent and the Second Lien Administrative Agent that is reasonably satisfactory to the First Lien Administrative Agent and the Second Lien Administrative Agent and (2) to the extent such indebtedness is a credit facility that could have been incurred as an Incremental Facility under the Credit Facilities Documentation, the Borrower shall have been permitted to incur such indebtedness pursuant to the, and such indebtedness shall be deemed to be incurred in reliance on, the provisions of the Credit Facilities Documentation permitting Incremental Facilities (and the First Lien MFN Adjustments or the Second Lien MFN Adjustments, as applicable (if any), shall have been made, and the requirements with respect to maturity date and weighted average life to maturity shall have been complied with, in each case as if such indebtedness was considered an Incremental Term Facility).

Financial Maintenance Covenants:

The Credit Documentation will contain the following financial covenants with regard to the Borrower and its restricted subsidiaries on a consolidated basis (which covenant shall be tested on a trailing four quarter basis as of the last day of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter of the Borrower following the Closing Date):

A maximum Total Net Leverage Ratio and a minimum Interest Coverage Ratio (to defined consistent with the Documentation Principles and to only include cash interest expense), with levels providing a 30% non-cumulative cushion to Consolidated EBITDA (to be defined in a mutually agreed manner) above the Consolidated EBITDA levels set forth in the Sponsor model provided in the Information Memorandum (the “Sponsor Model”), which model shall be the model delivered to the Lead Arrangers on April 16, 2013 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Lead Arrangers or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter).  The covenant levels in the Second Lien Facilities Documentation will be set back from those in the First Lien Facilities Documentation as described in the Documentation Principles.

For purposes of determining compliance with the financial covenants (to the extent applicable), any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the First Lien Administrative Agent) made to the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial maintenance covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity

Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial maintenance covenants under each of the Credit Facilities, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio based conditions or any baskets with respect to the covenants contained in the Credit Facilities Documentation, (d) no more than five Specified Equity Contributions shall be made during the term of the Credit Facilities and (e) there shall be no pro forma reduction in indebtedness in connection with any Specified Equity Contributions for determining compliance with the financial covenants and no Specified Equity Contribution will reduce (or count towards) net leverage/indebtedness for purposes of any calculation thereof.

Unrestricted Subsidiaries:

The Credit Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject to customary terms and conditions, including: (a) after giving effect to any such designation or re-designation, no event of default shall be continuing and (b) any subsidiaries so designated shall not account for more than, individually or collectively, 15% of the Consolidated EBITDA of the Borrower and its restricted subsidiaries.  Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Credit Facilities Documentation.  The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Events of Default:

Limited to the following (except as otherwise expressly indicated, to be applicable to Holdings, the Borrower and their restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness in excess of $10,000,000; bankruptcy or other insolvency events of Holdings, the Borrower or its material subsidiaries (with a customary grace period for involuntary events); monetary judgments in excess of $10,000,000; ERISA events; actual or asserted invalidity of material guarantees or security documents or the Intercreditor Agreement; and change of control (to include a pre- and post-initial public offering provision).

The events of default under the Second Lien Term Facility shall be substantially the same as those under the First Lien Term Facility; provided that (i) materiality thresholds will be greater than the corresponding thresholds under the First Lien Term Facility consistent with the Documentation Principles and (ii) the Second Lien Facility Documentation will have a cross-acceleration (but not a cross-default) to material indebtedness (including the First Lien Facilities).

Voting:

Amendments and waivers of the Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities or Second Lien Term Facility, as the case may be, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to only the following: (A) increases in the commitment of such Lender, (B) reductions of principal, interest, fees, or (if any) prepayment premiums, (C) extensions of scheduled amortization payments, final maturity, interest, fees, or prepayment premiums and (D) changes in pro-rata sharing provisions or the “waterfall” following enforcement, (ii) the consent of 100% of the Lenders will be required with respect to only the following: (A) modifications to any of the voting percentages and (B) subject, in the case of the Second Lien Term Facility in connection with an exercise of remedies, to the

Intercreditor Agreement, releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, (iii) customary protections for the Administrative Agents, the Swingline Lender and the Issuing Banks will be provided, and (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

The Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby so long as Lenders under the relevant Credit Facilities holding more than 50% of the aggregate amount of the loans and commitments under the relevant Credit Facilities shall have consented thereto.

Cost and Yield Protection:

The Credit Facilities Documentation will include customary tax gross-up, cost and yield protection provisions.  Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or adoption of Basel III shall be included regardless of the date enacted, adopted or issued.  The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to the customary mitigation requirements and other exceptions, including the requirement to provide applicable tax related documentation.

Assignments and Participations:

After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Facilities with the consent of the Borrower and the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the First Lien Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that the consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent; and provided, further, that (A) no assignment may be made to a Disqualified Lender or, except as permitted below, an Affiliated Lender; (B) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) with respect to any First Lien Term Loans or Second Lien Term Loans, as the case may be, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund or (iii) with respect to the Revolving Facility, if such assignment is an assignment to another Revolving Lender or an affiliate thereof and (C) no consent of the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be, shall be required with respect to assignment of any First Lien Term Loans or Second Lien Term Loans, as the case may be, if such assignment is an assignment to another First Lien Lender or Second Lien Lender, as the case may be, an affiliate of a First Lien Lender or Second Lien Lender, as the case may be, or an approved fund.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facilities and $2,500,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be) or, if less, all of such Lender’s remaining loans and commitments of the applicable class.  Assignments will be by novation and in the case of the First Lien Facilities will not be required to be pro rata among the First Lien Facilities.  The First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by such Administrative Agent).

The Lenders will be permitted to sell participations in loans and commitments (other than to Disqualified Lenders) without restriction in accordance with applicable law.  Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Non-pro rata distributions and commitment reductions will be permitted without any consent in connection with loan buy-back or similar programs and assignments to, and purchases by assignments to the Sponsor and its affiliates (including, without limitation, Holdings, the Borrower and its subsidiaries) (each, an “Affiliated Lender”), including through open-market purchases, shall be permitted; provided that (i) Holdings and its restricted subsidiaries shall cause any loans assigned to it or them to be cancelled, (ii) the aggregate principal amount of First Lien Term Loans held by all Affiliated Lenders (including without limitation Affiliated Debt Funds (as defined below)) shall not exceed 25% of the aggregate unpaid principal amount of First Lien Term Loans then outstanding, (iii) the aggregate principal amount of Second Lien Term Loans held by all Affiliated Lenders (including without limitation Affiliated Debt Funds) shall not exceed 25% of the aggregate unpaid principal amount of Second Lien Term Loans then outstanding, (iv) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders and will not be permitted to attend or participate in Lender meetings; (v) Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments except from a defaulting Revolving Lender; provided, that in no event shall Holdings, the Borrower or any of their subsidiaries purchase Revolving Loans or commitments in respect of the Revolving Facility; (vi) no proceeds from Revolving Loans shall be used to consummate such purchase; (vii) Holdings, the Borrower and their subsidiaries may not purchase loans or commitments if a default or event of default is in existence or would result therefrom; (viii) each Affiliated Lender shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the loans and commitments owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code and shall not be counted if voted in the event that any proceeding thereunder shall be instituted by or against Borrower or any other Guarantor, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Borrower Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Borrower Obligations held by Lenders that are not Affiliated Lenders; provided, however, that this clause (viii) shall not apply to Affiliated Debt Funds (as defined below); and (ix) for purposes of any amendment, waiver or modification of the Credit Facilities Documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; provided, however, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such lender an “Affiliated Debt Fund”), will not be subject to such voting limitations; provided, further, however, that Affiliated Debt Funds may not, in the aggregate, account for more than 15.0% of the amounts included in determining whether the requisite lenders have consented to any amendment or waiver.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agents and the Commitment Parties (without duplication) associated with the syndication of the Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agents, the Commitment Parties, the Lenders and their affiliates, and the directors, officers, employees, counsel, agents, advisors and other representatives of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or reasonably perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes solely between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower or any of its restricted subsidiaries (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

Governing Law and Forum:	New York.

Counsel to the Administrative Agents, the Lead Arrangers and the Bookrunners:	Paul Hastings LLP.

ANNEX I-A to

EXHIBIT B

Interest Rates:	Initially, the interest rates under the Credit Facilities will be as follows:

With respect to Revolving Loans, at the option of the Borrower, (i) if the First Lien Net Leverage Ratio is greater than 3.50 to 1.00, Adjusted LIBOR plus 4.50 % or ABR plus 3.50%, (ii) if the First Lien Net Leverage Ratio is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00, Adjusted LIBOR plus 4.25% or ABR plus 3.25% and (iii) if the First Lien Net Leverage Ratio is less than or equal to 3.00 to 1.00, Adjusted LIBOR plus 4.00% or ABR plus 3.00%; provided that clause (i) shall apply until delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.

With respect to First Lien Term Loans, at the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

With respect to Second Lien Term Loans, at the option of the Borrower, Adjusted LIBOR plus 8.00% or ABR plus 7.00%.

With respect to swingline borrowings, ABR plus 3.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the rate of interest established by the applicable Administrative Agent, from time to time, as its “corporate base rate”, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for

Annex 1-A to Exhibit B- 1

dollars, adjusted for statutory reserve requirements.

With respect to the First Lien Term Loans and the Second Lien Term Loans, there shall be (i) a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.25% per annum and (ii) a minimum ABR requirement of 2.25% per annum.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.  In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of (i) if the First Lien Net Leverage Ratio is greater than 3.25 to 1.00, 0.50% per annum and (ii) if the First Lien Net Leverage Ratio is less than or equal to 3.25 to 1.00, 0.375% per annum, in each case on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year, provided that clause (i) shall apply until delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.  Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.

Annex 1-A to Exhibit B- 2

EXHIBIT C

Project Tower
Summary of Additional Conditions2

The initial borrowings under the Credit Facilities shall be subject to the following conditions:

1.            The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers, without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition of less than 15% of the consideration payable under the Merger Agreement is not materially adverse to the interests of the Lenders or the Lead Arrangers, but shall reduce the Equity Contribution, the First Lien Term Facility and the Second Lien Term Facility ratably in proportion to the actual percentages that the amount of the Equity Contribution, the First Lien Term Facility and the Second Lien Term Facility bear to the pro forma total capitalization of the Borrower and its subsidiaries after giving effect to the Transactions, (b) any amendment to the definition of “Material Adverse Effect” is materially adverse to the interests of the Lenders and the Lead Arrangers and (c) any waiver of the “financing condition” by Newco in the tender offer documents shall not be considered to be materially adverse to the interest of the Lenders or the Lead Arrangers).

2.            The Equity Contribution shall have been made in at least the amount set forth in Exhibit A to the Commitment Letter (as such amount may be modified pursuant to Paragraph 1 above).

3.            Since the date of the Merger Agreement, there shall not have occurred any change, event, effect, occurrence, state of facts or development which has had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

4.            Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agents’ security interests in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

2                                           Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”).  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

5.            The Administrative Agents and the Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 calendar days prior to the Closing Date by the Administrative Agents or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.            The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7.            The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and related statements of income, changes in equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date.

8.            All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

9.            The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities, shall be consummated, and no outstanding debt remains outstanding as of the Closing Date (other than debt permitted to remain outstanding as expressly set forth on Exhibit A to the Commitment Letter).

10.    The Lead Arrangers shall have been provided with a period of at least 15 consecutive business days following receipt of the Information Memorandum in a form customarily delivered in connection with senior secured bank financings and prior to the Closing Date; provided (i) any day from and including July 2, 2013 through and including July 6, 2013 shall not be deemed a business day for purposes of such period (it being understood that any period including such dates shall be deemed to be consecutive for purposes of the foregoing) and (ii) such period shall either end on or prior to August 15, 2013 or, if such period has not ended on or prior to August 15, 2013, then such period shall commence no earlier than September 4, 2013.

C-2

EXHIBIT D

Project Tower
Form of Solvency Certificate

SOLVENCY CERTIFICATE

[  ], 2013

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [  ] of the Credit Agreement, dated as of the date hereof among ACP Tower Merger Sub, Inc., a Delaware corporation (the “Borrower”) and ACP Tower Holdings, LLC, a Delaware corporation (“Holdings”), SunTrust Bank, as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                              ], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

The sum of the debt (including contingent liabilities) of Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

D-1

[Commitment Letter]

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

[BORROWER]

By:

Name: [ ]
Title: Chief Financial Officer

D-2

[Commitment Letter]